Filed Pursuant to Rule 424(b)(3)

Registration File No. 333-215852

PROSPECTUS

Digital Power Corporation

1,883,839 Shares of Common Stock

This prospectus relates to the resale or other disposition from time to time of up to 1,883,839 shares (the “Shares”) of our common stock to be offered by the selling stockholder, consisting of up to 1,353,839 shares of common stock (“Note Shares”) convertible from a 12% Convertible Secured Note (the “Convertible Note”), 265,000 shares of common stock (“$0.80 Warrant Shares”) issuable upon exercise of a warrant with an exercise price of $0.80 (“$0.80 Warrants”) and 265,000 shares of common stock (“$0.90 Warrant Shares” and collectively with the $0.80 Warrant Shares, the “Warrant Shares”) issuable upon exercise of a warrant with an exercise price of $0.90 (“$0.90 Warrants” and collectively with the $0.80 Warrant, the “Warrants”), by the selling stockholder identified in this prospectus, including their transferees, pledgees, donees or successors. The Convertible Note has a conversion price of $0.55. The Warrants may be exercised for a period of three years. We have contractually agreed to register the Note Shares and Warrant Shares that may be issued upon conversion of the Convertible Note and exercise of Warrants.

The selling stockholder may, from time to time, sell, transfer, or otherwise dispose of any or all of it shares of common stock from time to time on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution” which begins on page 13.

We are not offering any shares of our common stock for sale under this prospectus. We will not receive any of the proceeds from the sale of common stock by the selling stockholder. However, we will generate proceeds in the event of a cash exercise of the Warrants by the selling stockholder. All expenses of registration incurred in connection with this offering are being borne by us. All selling and other expenses incurred by the selling stockholder will be borne by the selling stockholder.

Our common stock is quoted on the NYSE MKT under the symbol “DPW.” On February 8, 2017, the last reported sale price of our common stock as reported on the NYSE MKT was $0.65 per share.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Investing in our securities involves risks. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained herein and in our Annual Report on Form 10-K for the year ended December 31, 2015, as well as our subsequently filed periodic and current reports, which we file with the Securities and Exchange Commission and which are incorporated by reference into the registration statement of which this prospectus is a part. You should read the entire prospectus carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 8, 2017.

TABLE OF CONTENTS

About This Prospectus	1

Disclosure Regarding Forward-Looking Statements	2

About The Company	3

Risk Factors	4

Use of Proceeds	11

Description of Private Placement Transaction	11

Selling stockholder	12

Plan of Distribution	13

Description of Securities	15

Legal Matters	16

Experts	16

Where You Can Find More Information	16

Incorporation of Documents By Reference	16

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC” or the “Commission”).

You should read this prospectus and the information and documents incorporated by reference carefully. Such documents contain important information you should consider when making your investment decision. See “Where You Can Find More Information” and “Incorporation of Documents by Reference” in this prospectus.

This prospectus may be supplemented from time to time to add, to update or change information in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained or incorporated by reference in this prospectus, any applicable prospectus supplement or any related free writing prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have filed with the SEC that is incorporated by reference, is accurate as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

Unless otherwise stated or the context requires otherwise, references to “Digital Power”, the “Company,” “we,” “us” or “our” are to Digital Power Corporation, and its wholly-owned subsidiary.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in it contain forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933 (“Securities Act”) and the Securities Exchange Act of 1934 (“Exchange Act”). All statements other than statements of historical facts are statements that could be deemed forward-looking statements. These statements are based on our expectations, beliefs, forecasts, intentions and future strategies and are signified by the words "expects," "anticipates," "intends," "believes" or similar language. In addition, any statements that refer to projections of our future financial performance, our anticipated growth and trends in our business and other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict, including those identified above, under “Risk Factors” and elsewhere in this report. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. All forward-looking statements included in this prospectus are based on information available to us on the date of this report and speak only as of the date hereof.

The Company disclaims any current intention to update its “forward looking statements,” and the estimates and assumptions within them, at any time or for any reason. In particular, the following factors, among others, could cause actual results to differ materially from those described in the “forward looking statements”: (a) the possibility of operating and net losses in the future; (b) dependency on Advice Electronics Ltd to design and manufacture products; (c) dependency on our ability, and the ability of our contract manufacturers, to timely procure electronic components; (d) the potential ineffectiveness of the Company’s strategic focus on power supply solution competencies; (e) dependency on developer partners for the development of some of our custom design products; (f) dependency on sales of our legacy products for a meaningful portion of our revenues; (g) the possible failure of the Company’s custom product development efforts to result in products which meet customers’ needs or such customers’ failure to accept such new products; (h) the ability of the Company to attract, retain and motivate key personnel; (i) dependence on a few major customers; (j) dependence on the electronic equipment industry; (k) reliance on third party subcontract manufacturers to manufacture certain aspects of the products sold by the Company; (l) reduced profitability as a result of increased competition, price erosion and product obsolescence within the industry; (m) the ability of the Company to establish, maintain and expand its OEM relationships and other distribution channels; (n) the inability of the Company to procure necessary key components for its products, or the purchase of excess or the wrong inventory; (o) variations in operating results from quarter to quarter; (p) dependence on international sales and the impact of certain governmental regulatory restrictions on such international sales and operations; and other risk factors included in the Company’s most recent filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8-K. All filings are also available on the Company’s website at www.digipwr.com.

ABOUT THE COMPANY

Company Overview

We are a solution-driven organization that designs, develops, manufactures and sells high-grade customized and flexible power system solutions for the most demanding applications in the medical, military, telecom and industrial markets. We are highly focused on high-grade and custom product designs for the commercial, medical and military/defense markets, where customers demand high density, high efficiency and ruggedized products to meet the harshest and/or military mission critical operating conditions. We are a California corporation originally formed in 1969, and our common stock is listed with and trades on the NYSE MKT under the symbol “DPW”. Our corporate headquarters are located in Fremont, CA, the heart of the Silicon Valley.

We have a wholly-owned UK-based subsidiary, Digital Power Limited ("DPL"), located in Salisbury, England, which operates under the brand name of “Gresham Power Electronics” (“Gresham”). DPL designs, manufactures and sells power products and system solutions mainly for the European marketplace, including power conversion, power distribution equipment, DC/AC (Direct Current/Active Current) inverters and UPS (Uninterrupted Power Supply) products. Our European defense business is specialized in the field of naval power distribution products.

We believe that we are one of the first companies in the power solutions industry to introduce a product strategy based on the premise that products developed with an extremely flexible architecture enable rapid modifications to meet unique customer requirements for non-standard output voltages. The development and implementation of this strategy has resulted in broad acceptance in the telecom/industrial, and increasingly in the medical market segments for our new line of high density and high efficiency power products. These products set an industry standard for providing high-power output in package sizes that are among the smallest available for such commercial products.

We market and sell our products to many diverse market segments, including the telecom, industrial, medical and military/defense industries. Our products serve a global market, with an emphasis on North America and Europe. We offer a broad product variety, including a full custom product design, standard and modified-standard products. Our unique high-speed switching power rectifiers includes but are not limited to custom power products, front-end, open-frame, enclosed, Compact PCI, MicroTCA, PoE (Power over Ethernet) and other product solutions, providing power output from 50 to 24,000 watts.

In an effort to provide short lead-times, high quality products and competitive pricing to support our markets, we have entered into production agreements with several contract manufacturers located in Asia, primarily in China. These agreements allow us to better control production costs and ensure high quality products deliverable in a timely manner to meet market demand.

We intend to remain an innovative leader in the development of cutting-edge custom power solutions and feature rich products to meet any customer needs and requirements, rugged power systems to meet harsh and extreme operation environmental requirements, and high performance, high efficiency, high-density and modular power systems. We are currently focused on developing even more high-grade custom power system solutions for numerous customers in a broadly diversified range of markets and challenging environments. Each product development is based on best of class performance criteria, including unique, advanced feature sets and a special layout to meet our customers’ unique operating conditions where efficiency, size and time to market are key to their success.

Our corporate name is Digital Power Corporation for both legal and commercial purposes. We are located at 48430 Lakeview Blvd., Fremont, California, 94538-3158 (telephone number (510) 657-2635). Our website address is www.digipwr.com. The information on our website does not constitute part of this prospectus.

RISK FACTORS

An investment in our securities is speculative and involves a high degree of risk. Our business, financial condition or results of operations could be adversely affected by any of these risks. You should carefully consider the following factors as well as the other information contained in this prospectus, in any supplement to this prospectus and in the other reports that we file with the SEC and that we incorporate by reference into this prospectus, before deciding to invest in our securities. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, business prospects, financial condition or results of operations could be seriously harmed. This could cause the trading price of our shares of common stock to decline, resulting in a loss of all or part of your investment. Please also read carefully the section below entitled “Forward-Looking Statements.”

We generated an operating and net loss during the nine months ended September 30, 2016 and for the year ended December 31, 2015. We have historically experienced operating and net losses, and we may experience such losses in the future.

For the nine months ended September 30, 2016, we had an operating loss of $272,000 and a net loss of $165,000 and for the year ended December 31, 2015, we had an operating loss of $1,003,000 and a net loss of $1,096,000. Although we have actively taken steps to increase our revenue and reduce manufacturing and operating costs, we anticipate incurring operating and net losses in the future unless we increase revenues by selling current and custom design products and continue seeking manufacturing cost reductions through contract manufacturers.

If we do not satisfy the NYSE requirements for continued listing or are unable to fulfil our compliance plan, our common stock could be delisted from NYSE.

The listing of our common stock on the NYSE MKT is contingent on our compliance with the NYSE MKT's conditions for continued listing. On December 18, 2015, we were notified by the NYSE MKT that we were no longer in compliance with the NYSE MKT continued listing standards because our last reported stockholders' equity was below continued listing standards. The NYSE MKT requires that a listed company's stockholders' equity be $4.0 million or more if it has reported losses from continuing operations and/or net losses in three of its four most recent fiscal years. The NYSE MKT has indicated that we may be required to attain stockholders’ equity of $6.0 million or more if we experience a loss for the year ended December 31, 2016.

Following submission of our compliance plan demonstrating how we intend to regain compliance with the continued listing standards, we were notified on March 9, 2016 that the NYSE MKT granted us a listing extension on the basis of our plan until June 19, 2017. We are subject to periodic review by NYSE MKT staff during the extension period. Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the extension period could result in our common stock being delisted from the NYSE MKT.

There is no assurance that we will be able to regain compliance with the abovementioned standard or any other applicable NYSE MKT continued listing standard. Upon such an occurrence, trading of our common stock will be suspended by the NYSE MKT and we may be delisted by the NYSE MKT. In the event our common stock is no longer listed for trading on the NYSE MKT, our trading volume and share price may decrease and we may experience further difficulties in raising capital which could materially affect our operations and financial results.

We Will Need to Raise Additional Capital to Increase our Stockholders’ Equity and to Fund our Operations in Furtherance of Our Business Plan.

We will need to quickly raise additional capital in order to increase our stockholders’ equity in order to meet the NYSE MKT continued listing standards and to fund our operations in furtherance of our business plan. The proposed financing may include shares of common stock, shares of preferred stock, warrants to purchase shares of common stock or preferred stock, debt securities, units consisting of the forgoing securities, equity investments from strategic development partners or some combination of each. Any additional equity financings may be financially dilutive to, and will be dilutive from an ownership perspective to our stockholders, and such dilution may be significant based upon the size of such financing. Additionally, we cannot assure that such funding will be available on a timely basis, in needed quantities, or on terms favorable to us, if at all.

A Principal Stockholder Has Significant Influence Over Us.

Per its filings with the SEC, Philou Ventures, LLC own approximately 40.09% of our current outstanding common stock. As a result, they will be able to exert a significant degree of influence over our management and affairs and over matters requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of the combined company’s assets, and any other significant corporate transaction. Their interests may not always coincide with those of our other stockholders.

The Resale of the Shares of Common Stock Upon the Conversion of the Convertible Note and the Exercise of Outstanding Warrants, as well as by other Stockholders who own Restricted Securities and with Whom We Have Contractual Obligations to Register Their Shares, May Adversely Affect the Price for Our Common Stock.

We currently have a $530,000 Convertible Debt and Warrants outstanding. At the option of the holders, the Convertible Debt may be convertible into common stock at $0.55 per share and we have warrants outstanding to warrants up to 1,431,666 shares of common stock at exercise prices ranging from $0.80 to $0.90 per share. Under the terms of the selling stockholder, we have agreed to register their shares of common stock that may be issued upon the conversion of the Convertible Note and the exercise of the Warrants. In addition, in connection with the sale of our common stock and warrants to purchase shares of common stock in a private placement completed in November, 2016, we agreed to register such common stock and common stock to be issued upon the exercise of warrants. Our shares of common stock are thinly traded. Therefore, the resale of a large number of shares of common stock upon the conversion of the Convertible Debt and Warrants, as well the registration of common stock and common stock that may be issue upon the exercise of warrants in a November 2016 private placement, may adversely affect the market price of our common stock.

We depend on Advice Electronics Ltd. (“Advice”) to maintain the technology used to manufacture our products and to manufacture some of our products. We also depend on the right to manufacture certain products subject to royalty payments with Advice.

In January 2016, Telkoor Telecom Ltd. (“Telkoor”), a prior affiliate, sold its entire commercial assets to Advice which included without limitation product IP, manufacturing rights, customer base, inventory, staff and technological capabilities. Following such transaction, we entered into a manufacturing and distribution agreement with Advice. This agreement allows us to manufacture certain Advice products (formerly owned by Telkoor) through August 2017 against royalty payments. From August 2017 through December 2020, subject to Advice's consent, we will be allowed to continue distributing and selling certain Advice products while keeping product branding under our brand, after which we will be entitled to distribute the products under DPC branding until December 2020.

We depend on Advice to design and retain product technology up to date and for manufacturing capabilities for certain of the products that we sell. If Advice is unable or unwilling to continue designing or manufacturing our products in required volumes and with a certain level of quality on a timely basis, that could lead to loss of sales and adversely affect our operating results and cash position. We also depend on Advice's intellectual property and ability to transfer production to third party manufacturers. Failure to obtain new products in a timely manner or delay in delivery of products to customers will have an adverse effect on our ability to meet our customers’ expectations. In addition, we operate in highly competitive markets where our ability to sell Advice’s products could be adversely affected by Advice's agreements with third parties, long lead-times and the high cost of Advice’s products. Also, in 2012, Telkoor’s products manufacturing lead-times increased, which hindered our ability to respond to our customers’ needs in timely manner. Advice's principal offices, research and development and manufacturing facilities are located in Israel. Political, economic, and military conditions in Israel directly affect Advice operations. We are also dependent upon Advice’s terms and conditions with its contract manufacturers for some of our products, which terms and conditions may not always be in our best interest. In 2010, we purchased certain IP from Telkoor in order to reduce our dependency on Telkoor with respect to a certain line of products. We also entered into a Manufacturing Rights Agreement with Advice in 2016, pursuant to which we were granted the non-exclusive right to directly place purchase orders for certain products from a third party manufacturer in consideration for payment of royalties to Advice. This agreement currently accounts for a significant portion of our sales. In the event this agreement is terminated for any reason, it would materially affect our profitability and cash position.

We are dependent upon our ability, and our contract manufacturers’ ability, to timely procure electronic components.

Because of the global economy, many raw material vendors have reduced capacities, closed production lines and, in some cases, even discontinued their operations. As a result, there is a global shortage of certain electronic components, which has extended our production lead-time and our production costs. Some materials are no longer available to support some of our products, thereby requiring us to search for cross materials or, even worse, redesign some of our products to support currently-available materials. Such redesign efforts may require certain regulatory and safety agency re-submittals, which may cause further production delays. While we have initiated actions that we believe will limit our exposure to such problems, the dynamic business conditions in many of our markets may challenge the solutions that have been put in place, and issues may recur in the future.

In addition, some of our products are manufactured, assembled and tested by third party subcontractors and contract manufacturers located in Asia. While we have had relationships with many of these third parties in the past, we cannot predict how or whether these relationships will continue in the future. In addition, changes in management, financial viability, manufacturing demand or capacity, or other factors, at these third parties could hurt our ability to manufacture our products.

Our strategic focus on our custom power supply solution competencies and concurrent cost reduction plans may be ineffective or may limit our ability to compete.

As a result of our strategic focus on custom power supply solutions, we will continue to devote significant resources to developing and manufacturing custom power supply solutions for a large number of customers, where each product represents a uniquely tailored solution for a specific customer’s requirements. Failure to meet these customer product requirements or a failure to meet production schedules and/or product quality standards may put us at risk with one or more of these customers. Moreover, changes in market conditions and strategic changes at the direction of our customers may affect their decision to continue to purchase from us. The loss of one or more of our significant custom power supply solution customers could have a material adverse impact on our revenues, business or financial condition.

We have also implemented a series of initiatives designed to increase efficiency and reduce costs. While we believe that these actions will reduce costs, they may not be sufficient to achieve the required operational efficiencies that will enable us to respond more quickly to changes in the market or result in the improvements in our business that we anticipate. In such event, we may be forced to take additional cost-reducing initiatives, including those involving our personnel, which may negatively impact quarterly earnings and profitability as we account for severance and other related costs. In addition, there is the risk that such measures could have long-term adverse effects on our business by reducing our pool of talent, decreasing or slowing improvements in our products or services, making it more difficult for us to respond to customers, limiting our ability to increase production quickly if and when the demand for our solutions increases and limiting our ability to hire and retain key personnel. These circumstances could cause our earnings to be lower than they otherwise might be.

We are dependent upon our ability to attract, retain and motivate our key personnel.

Our success depends on our ability to attract, retain and motivate our key management personnel, including, but not limited to, our President and CEO, our V.P. of Finance, marketing and sales personnel, and key engineers necessary to implement our business plan and to grow our business. Competition for certain specific technical and management skill sets is intense. If we are unable to identify and hire the personnel that we need to succeed, or if one or more of our present key employees were to cease to be associated with us, our future results could be adversely affected.

We depend upon a few major customers for a majority of our revenues, and the loss of any of these customers, or the substantial reduction in the quantity of products that they purchase from us, would significantly reduce our revenues and net income.

We currently depend upon a few major OEMs and other customers for a significant portion of our revenues. If our major OEM customers will reduce or cancel their orders scaling back some of their activities, our revenues and net income would be significantly reduced. Furthermore, diversions in the capital spending of certain of these customers to new network elements have and could continue to lead to their reduced demand for our products, which could, in turn, have a material adverse effect on our business and results of operations. If the financial condition of one or more of our major customers should deteriorate, or if they have difficulty acquiring investment capital due to any of these or other factors, a substantial decrease in our revenues would likely result.

We are dependent on the electronic equipment industry, and accordingly will be affected by the impact on that industry of current economic conditions.

Substantially all of our existing customers are in the electronic equipment industry, and they manufacture products that are subject to rapid technological change, obsolescence, and large fluctuations in demand. This industry is further characterized by intense competition and volatility. The OEMs serving this industry are pressured for increased product performance and lower product prices. OEMs, in turn, make similar demands on their suppliers, such as us, for increased product performance and lower prices. Such demands may adversely affect our ability to successfully compete in certain markets or our ability to sustain our gross margins.

Our reliance on subcontract manufacturers to manufacture certain aspects of our products involves risks, including delays in product shipments and reduced control over product quality.

Since we do not own significant manufacturing facilities, we must rely on, and will continue to rely on, a limited number of subcontract manufacturers to manufacture our power supply products. Our reliance upon such subcontract manufacturers involves several risks, including reduced control over manufacturing costs, delivery times, reliability and quality of components, unfavorable currency exchange fluctuations, and continued inflationary pressures on many of the raw materials used in the manufacturing of our power supply products. If we were to encounter a shortage of key manufacturing components from limited sources of supply, or experience manufacturing delays caused by reduced manufacturing capacity, inability of our subcontract manufacturers to procure raw materials, the loss of key assembly subcontractors, difficulties associated with the transition to our new subcontract manufacturers or other factors, we could experience lost revenues, increased costs, and delays in, or cancellations or rescheduling of, orders or shipments, any of which would materially harm our business.

We outsource, and are dependent upon developer partners for, the development of some of our custom design products.

We made an operational decision to outsource some of our custom design products to numerous developer partners. This business structure will remain in place until the custom design volume justifies expanding our in house capabilities. Incomplete product designs that do not fully comply with the customer specifications and requirements might affect our ability to transition to a volume production stage of the custom designed product where the revenue goals are dependent on the high volume of custom product production. Furthermore, we rely on the design partners’ ability to provide high quality prototypes of the designed product for our customer approval as a critical stage to approve production.

We face intense industry competition, price erosion and product obsolescence, which, in turn, could reduce our profitability.

We operate in an industry that is generally characterized by intense competition. We believe that the principal bases of competition in our markets are breadth of product line, quality of products, stability, reliability and reputation of the provider, along with cost. Quantity discounts, price erosion, and rapid product obsolescence due to technological improvements are therefore common in our industry as competitors strive to retain or expand market share. Product obsolescence can lead to increases in unsaleable inventory that may need to be written off and, therefore, could reduce our profitability. Similarly, price erosion can reduce our profitability by decreasing our revenues and our gross margins. In fact, we have seen price erosion over the last several years on most of the products we sell, and we expect additional price erosion in the future.

Our future results are dependent on our ability to establish, maintain and expand our manufacturers’ representative OEM relationships and our other relationships.

We market and sell our products through domestic and international OEM relationships and other distribution channels, such as manufacturers’ representatives and distributors. Our future results are dependent on our ability to establish, maintain and expand our relationships with OEMs as well as with manufacturers’ representatives and distributors to sell our products. If, however, the third parties with whom we have entered into such OEM and other arrangements should fail to meet their contractual obligations, cease doing, or reduce the amount of their, business with us or otherwise fail to meet their own performance objectives, customer demand for our products could be adversely affected, which would have an adverse effect on our revenues.

We may not be able to procure necessary key components for our products, or we may purchase too much inventory or the wrong inventory.

The power supply industry, and the electronics industry as a whole, can be subject to business cycles. During periods of growth and high demand for our products, we may not have adequate supplies of inventory on hand to satisfy our customers' needs. Furthermore, during these periods of growth, our suppliers may also experience high demand and, therefore, may not have adequate levels of the components and other materials that we require to build products so that we can meet our customers' needs. Our inability to secure sufficient components to build products for our customers could negatively impact our sales and operating results. We may choose to mitigate this risk by increasing the levels of inventory for certain key components. Increased inventory levels can increase the potential risk for excess and obsolescence should our forecasts fail to materialize or if there are negative factors impacting our customers’ end markets. If we purchase too much inventory or the wrong inventory, we may have to record additional inventory reserves or write-off the inventory, which could have a material adverse effect on our gross margins and on our results of operations.

Although we depend on sales of our legacy products for a meaningful portion of our revenues, these products are mature and their sales will decline.

A relatively large portion of our sales have historically been attributable to our legacy products. We expect that these products may continue to account for a meaningful percentage of our revenues for the foreseeable future. However, these sales are declining. Although we are unable to predict future prices for our legacy products, we expect that prices for these products will continue to be subject to significant downward pressure in certain markets for the reasons described above. Accordingly, our ability to maintain or increase revenues will be dependent on our ability to expand our customer base, to increase unit sales volumes of these products and to successfully, develop, introduce and sell new products such as custom design and value added products. We cannot assure you that we will be able to expand our customer base, increase unit sales volumes of existing products or develop, introduce and/or sell new products.

Our operating results may vary from quarter to quarter.

Our operating results have in the past been subject to quarter-to-quarter fluctuations, and we expect that these fluctuations will continue, and may increase in magnitude, in future periods. Demand for our products is driven by many factors, including the availability of funding for our products in our customers’ capital budgets. There is a trend for some of our customers to place large orders near the end of a quarter or fiscal year, in part to spend remaining available capital budget funds. Seasonal fluctuations in customer demand for our products driven by budgetary and other concerns can create corresponding fluctuations in period-to-period revenues, and we therefore cannot assure you that our results in one period are necessarily indicative of our revenues in any future period. In addition, the number and timing of large individual sales and the ability to obtain acceptances of those sales, where applicable, have been difficult for us to predict, and large individual sales have, in some cases, occurred in quarters subsequent to those we anticipated, or have not occurred at all. The loss or deferral of one or more significant sales in a quarter could harm our operating results for such quarter. It is possible that, in some quarters, our operating results will be below the expectations of public market analysts or investors. In such events, or in the event adverse conditions prevail, the market price of our common stock may decline significantly.

Failure of our information technology infrastructure to operate effectively could adversely affect our business.

We depend heavily on information technology infrastructure to achieve our business objectives. If a problem occurs that impairs this infrastructure, the resulting disruption could impede our ability to record or process orders, manufacture and ship in a timely manner, or otherwise carry on business in the normal course. Any such events could cause us to lose customers or revenue and could require us to incur significant expense to remediate.

We are subject to certain governmental regulatory restrictions relating to our international sales.

Some of our products are subject to International Traffic In Arms Regulation (“ITAR”), which are interpreted, enforced and administered by the U.S. Department of State. ITAR regulation controls not only the export, import and trade of certain products specifically designed, modified, configured or adapted for military systems, but also the export of related technical data and defense services as well as foreign production. Any delays in obtaining the required export, import or trade licenses for products subject to ITAR regulation and rules could have a material adverse effect on our business, financial condition, and/or operating results. In addition, changes in United States export and import laws that require us to obtain additional export and import licenses or delays in obtaining export or import licenses currently being sought could cause significant shipment delays and, if such delays are too great, could result in the cancellation of orders. Any future restrictions or charges imposed by the United States or any other country on our international sales or foreign subsidiary could have a materially adverse effect on our business, financial condition, and/or operating results. In addition, from time to time, we have entered into contracts with the Israeli Ministry of Defense which were governed by the U.S. Foreign Military Financing program (“FMF”). Any such future sales would be subject to these regulations. Failure to comply with ITAR or FMF rules could have a material adverse effect on our financial condition, and/or operating results.

We depend on international operations for a substantial majority of our components and products.

We purchase a substantial majority of our components from foreign manufacturers and have a substantial majority of our commercial products assembled, packaged, and tested by subcontractors located outside the United States. These activities are subject to the uncertainties associated with international business operations, including trade barriers and other restrictions, changes in trade policies, governmental regulations, currency exchange fluctuations, reduced protection for intellectual property, war and other military activities, terrorism, changes in social, political, or economic conditions, and other disruptions or delays in production or shipments, any of which could have a materially adverse effect on our business, financial condition, and/or operating results.

We depend on international sales for a portion of our revenues.

Sales to customers outside of North America accounted for 43% of net revenues in the first nine months of 2016 and 58.1% of net revenues for the year ended December 31, 2015, and we expect that international sales will continue to represent a material portion of our total revenues. International sales are subject to the risks of international business operations as described above, as well as generally longer payment cycles, greater difficulty collecting accounts receivable, and currency restrictions. In addition, DPL, our wholly-owned subsidiary in the United Kingdom, supports our European and other international customers, distributors, and sales representatives, and therefore is also subject to local regulation. International sales are also subject to the export laws and regulations of the United States and other countries.

If our accounting controls and procedures are circumvented or otherwise fail to achieve their intended purposes, our business could be seriously harmed.

We evaluate our disclosure controls and procedures as of the end of each fiscal quarter, and are annually reviewing and evaluating our internal control over financial reporting in order to comply with Securities and Exchange Commission rules relating to internal control over financial reporting adopted pursuant to the Sarbanes-Oxley Act of 2002. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. If we fail to maintain effective internal control over financial reporting or our management does not timely assess the adequacy of such internal control, we may be subject to regulatory sanctions, and our reputation may decline.

The sale of our products is dependent upon our ability to satisfy the proprietary requirements of our customers.

We depend upon a relatively narrow range of products for the majority of our revenue. Our success in marketing our products is dependent upon their continued acceptance by our customers. In some cases, our customers require that our products meet their own proprietary requirements. If we are unable to satisfy such requirements, or forecast and adapt to changes in such requirements, our business could be materially harmed.

The sale of our products is dependent on our ability to respond to rapid technological change, including evolving industry-wide standards, and may be adversely affected by the development, and acceptance by our customers, of new technologies which may compete with, or reduce the demand for, our products.

Rapid technological change, including evolving industry standards, could render our products obsolete. To the extent our customers adopt such new technology in place of our products, the sales of our products may be adversely affected. Such competition may also increase pricing pressure for our products and adversely affect the revenues from such products.

Our limited ability to protect our proprietary information and technology may adversely affect our ability to compete, and our products could infringe upon the intellectual property rights of others, resulting in claims against us, the results of which could be costly.

Many of our products consist entirely or partly of proprietary technology owned by us. Although we seek to protect our technology through a combination of copyrights, trade secret laws and contractual obligations, these protections may not be sufficient to prevent the wrongful appropriation of our intellectual property, nor will they prevent our competitors from independently developing technologies that are substantially equivalent or superior to our proprietary technology. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the United States. In order to defend our proprietary rights in the technology utilized in our products from third party infringement, we may be required to institute legal proceedings, which would be costly and would divert our resources from the development of our business.  If we are unable to successfully assert and defend our proprietary rights in the technology utilized in our products, our future results could be adversely affected.

Although we attempt to avoid infringing known proprietary rights of third parties in our product development efforts, we may become subject to legal proceedings and claims for alleged infringement from time to time in the ordinary course of business. Any claims relating to the infringement of third-party proprietary rights, even if not meritorious, could result in costly litigation, divert management’s attention and resources, require us to reengineer or cease sales of our products or require us to enter into royalty or license agreements which are not advantageous to us. In addition, parties making claims may be able to obtain an injunction, which could prevent us from selling our products in the United States or abroad.

If we are unable to satisfy our customers’ specific product quality, certification or network requirements, our business could be disrupted and our financial condition could be harmed.

Our customers demand that our products meet stringent quality, performance and reliability standards. We have, from time to time, experienced problems in satisfying such standards. Defects or failures have occurred in the past, and may in the future occur, relating to our product quality, performance and reliability. From time to time, our customers also require us to implement specific changes to our products to allow these products to operate within their specific network configurations. If we are unable to remedy these failures or defects or if we cannot effect such required product modifications, we could experience lost revenues, increased costs, including inventory write-offs, warranty expense and costs associated with customer support, delays in, or cancellations or rescheduling of, orders or shipments and product returns or discounts, any of which would harm our business.

If we ship products that contain defects, the market acceptance of our products and our reputation will be harmed and our customers could seek to recover their damages from us.

Our products are complex, and despite extensive testing, may contain defects or undetected errors or failures that may become apparent only after our products have been shipped to our customers and installed in their network or after product features or new versions are released. Any such defect, error or failure could result in failure of market acceptance of our products or damage to our reputation or relations with our customers, resulting in substantial costs for us and our customers as well as the cancellation of orders, warranty costs and product returns. In addition, any defects, errors, misuse of our products or other potential problems within or out of our control that may arise from the use of our products could result in financial or other damages to our customers. Our customers could seek to have us pay for these losses. Although we maintain product liability insurance, it may not be adequate.

Our common stock price is volatile.

Our common stock is listed on the NYSE MKT. In the past, our trading price has fluctuated widely, depending on many factors that may have little to do with our operations or business prospects. The exercise of outstanding options and warrants may adversely affect our stock price and a shareholder’s percentage of ownership. As of December 31, 2016, we had outstanding options to purchase an aggregate of 1,466,000 shares of common stock, with a weighted average exercise price of $0.90 per share, exercisable at prices ranging from $0.65 to $1.69 per share and warrants to purchase up 1,431,666 shares of common stock at exercise prices ranging from $0.80 to $0.90 per share.

USE OF PROCEEDS

We are registering shares of our common stock pursuant to a registration rights agreement granted to the selling stockholder. We will not receive any of the proceeds from any sale or other disposition of the common stock covered by this prospectus. All proceeds from the sale of the common stock will be paid directly to the selling stockholder. We will receive proceeds upon the cash exercise of the Warrants for which underlying Warrant Shares are being registered hereunder. Assuming full cash exercise of the Warrants at the exercise price of $0.80 and $0.90 per underlying Warrant Share as applicable, and assuming no further adjustments to the exercise price, we would receive proceeds of approximately $450,500. We currently intend to use the cash proceeds from any Warrant exercise for working capital and general corporate purposes. In addition, the terms of the Warrants provide that they may be exercised on a cashless basis if at the time of exercise, the shares of common stock underlying the Warrant are not subject to a registration statement or there has been a failure to maintain the effectiveness of a registration covering such shares, or if we fail to provide any certifications to the selling stockholder that we are required to provide pursuant to the registration rights agreement. We will not receive any cash proceeds as a result of Warrants that are exercised on a cashless basis pursuant to such terms of the Warrants. We cannot assure you that any Warrants will be exercised or that such exercises will be cash exercises rather than net cashless exercises.

DESCRIPTION OF PRIVATE PLACEMENT TRANSACTION

On October 21, 2016, we entered into a 12% Convertible Secured Note, a warrant to purchase 265,000 shares of common stock each at an exercise price of $0.80, a warrant to purchase 265,000 shares of common stock each at an exercise price of $0.90 and a registration rights agreement with an accredited investor. The Convertible Note was in the principal amount of $530,000 and sold for $500,000, bearing interest at 12% simple interest on the principal amount, secured by all the assets of the Company, and due on October 20, 2019. Interest only payments are due on a quarterly basis and the principal may be converted into shares of the Company’s common stock at $0.55 per share. Subject to certain beneficial ownership limitations, the Investor may convert the principal amount of the Convertible Note at any time into common stock. The conversion price of the Convertible Note is subject to adjustment for customary stock splits, stock dividends, combinations or similar events. The $0.80 Warrant entitles the holder to purchase, in the aggregate, up to 265,000 shares of common stock at an exercise price of $0.80 per share for a period of three years subject to certain beneficial ownership limitations. The $0.80 Warrant is exercisable six months after the issuance date. The exercise price of the $0.80 Warrant is subject to adjustment for customary stock splits, stock dividends, combinations or similar events. The $0.80 Warrant may be exercised for cash or on a cashless basis. The $0.80 Warrant is redeemable for an equivalent of $0.001 per share in the event the closing price for a share of the Company’s common stock exceeds $3.00 for 30 consecutive trading days. The $0.90 Warrant entitles the holder to purchase, in the aggregate, up to 265,000 shares of common stock at an exercise price of $0.90 per share for a period of three years subject to certain beneficial ownership limitations. The $0.90 Warrant is exercisable six months after the issuance date. The exercise price of the $0.90 Warrants is subject to adjustment for customary stock splits, stock dividends, combinations or similar events. The $0.90 Warrant may be exercised for cash or on a cashless basis. The $0.90 Warrant is redeemable at an equivalent of $0.001 per share in the event the closing price for a share of the Company’s common stock exceeds $3.00 for 30 consecutive trading days. The closing per share price of the common stock on the NYSE MKT on the closing date was $0.70 per share.

Under the terms of the registration rights agreement, we have agreed to register the shares that may be issued upon conversion of the Convertible Note and exercise of Warrants on behalf of the selling stockholder.

SELLING STOCKHOLDER

We are registering the shares of common stock in order to permit the selling stockholder to offer the Note Shares and Warrant Shares for resale from time to time. Except for the transactions described above in the section of this prospectus entitled “Private Placement Transaction,” and except as described in the next paragraph, the selling stockholder have not had any material relationship with us or our affiliates within the past three years.

The table below lists the selling stockholder and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholder, based on 7,985,329 shares of common stock outstanding. The second column lists the number of shares of common stock beneficially owned by each selling stockholder, based on its ownership of the shares of Common Shares and Warrants, as of December 31, 2016, assuming exercise of the warrants held by the selling stockholder on that date, without regard to any limitations on exercises.

The third column lists the shares of common stock being offered by this prospectus by the selling stockholder. Under the terms of a registration rights agreement with the selling stockholder, this prospectus generally covers the resale of the maximum number of shares of common stock issuable upon exercise of the related warrants, determined as if the outstanding warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration right agreement, without regard to any limitations on exercising the warrants. The fourth column assumes the sale of all of the shares offered by the selling stockholder pursuant to this prospectus.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a selling stockholder, shares issuable upon the exercise of the Warrants are included with respect to that selling stockholder. To our knowledge, subject to community property laws where applicable, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person’s name.

Under the Note and Warrants, a selling stockholder may not convert or exercise the Note or Warrant to the extent such exercise would cause such selling shareholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 9.99% of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of the warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The selling stockholder may sell all, some or none of their shares in this offering. See "Plan of Distribution."

When we refer to “selling stockholder” in this prospectus, we mean those persons listed in the table below, as well as their transferees, pledgees or donees or their successors. The selling stockholder may sell all, a portion or none of their shares at any time. The information regarding shares beneficially owned after the offering assumes the sale of all shares offered by the selling stockholder. Except as otherwise indicated, each selling shareholder has sole voting and dispositive power with respect to such shares.

	Shares Beneficially Owned Prior to Offering (1)(2)		Shares to be Offered (3)	Shares Beneficially Owned After Offering (4)
Name of Selling Stockholder	Number	Percentage	Number	Number	Percentage

Barry W. Blank, P.O. Box 32056, Phoenix, AZ 85064	419,900	5.26%	1,883,839	419,900	5.26%

Notes:

(1)

Pursuant to Rule 13d-4 under the Exchange Act, each of the stockholders disclaims beneficial ownership of any and all shares of Common Stock that are issuable upon any exercise of the Warrants if such conversion or exercise would cause the stockholder’s aggregate beneficial ownership to exceed or remain above the applicable Beneficial Ownership Limitation. As a result, each stockholder disclaims beneficial ownership of any shares not shown as beneficially owned in the table above.

(2)

Shares Beneficially Owned does not include shares of common stock issuable upon the exercise of the Warrants because such Warrants are not exercisable until a date that is six months after their issuance.

(3)

Represents the number of shares of common stock owned by the selling stockholder and that may be issued upon the conversion of the Convertible Note and exercise of the Warrants. Pursuant to the terms of a registration rights agreement, we have agreed to register the shares of common stock underlying the Convertible Note and Warrants which number has been included in this column. For the avoidance of doubt, we note that the selling stockholder is subject to certain ownership limitations and so he could not convert or exercise into all the shares at once.

(4)	Assumes that the selling stockholder has sold all of the Note Shares and Warrants Shares which may or may not occur.

PLAN OF DISTRIBUTION

Each selling stockholder of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on The NYSE MKT, LLC, or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

●	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling stockholder may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the common stock or interests therein, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholder may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933, as amended.

Because selling stockholder may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, they will be subject to the prospectus delivery requirements of the Securities Act of 1933, as amended, including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholder.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholder without registration and without the requirement to be in compliance with Rule 144(c)(1) and otherwise without restriction or limitation pursuant to Rule 144 or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholder will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholder or any other person. We will make copies of this prospectus available to the selling stockholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act of 1933, as amended).

DESCRIPTION OF OUR SECURITIES

The selling stockholder may, from time to time, sell, transfer, or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. This prospectus provides you with a general description of the common stock the selling stockholder may offer.

Our authorized capital stock consists of 30,000,000 shares of common stock, no par value, and 1,500,000 shares of preferred stock, no par value, of which 500,000 are designated as Series A preferred stock. As of December 31, 2016, there were 7,677,637 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

Each shareholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of shareholders. Each holder of common stock has the right to cumulate his votes, which means each share shall have the number of votes equal to the number of directors to be elected and all of which votes may be cast for any one nominee. Subject to such preferences as may apply to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the board of directors may from time to time determine. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon the liquidation, dissolution, or winding up of the company, the holders of common stock and any participating preferred stock outstanding at that time would be entitled to share ratably in all assets remaining after the payment of liabilities and the payment of any liquidation preferences with respect to any outstanding preferred stock. Each outstanding share of common stock now is, and all shares of common stock that will be outstanding will be, fully paid and non-assessable.

Preferred Stock

Under the terms of our Amended and Restated Articles of Incorporation, we may issue preferred stock with the rights, preferences and privileges may be established from time to time by our board of directors.

Warrants

We have issued in private placement warrants to purchase:

●	265,000 shares of common stock at $0.80 per share which expire on October 20, 2019;

●	265,000 shares of common stock at $0.90 per share which expire on October 20, 2019; and

●	901,666 shares of common stock at $0.80 per share which expire on November 14, 2019

12% Convertible Secured Note

The 12% Convertible Secured Note is in the principal amount of $530,000 and was sold for $500,000, bears interest at 12% simple interest on the principal amount, is secured by all of our assets, and is due on October 20, 2019. Interest only payments are due on a quarterly basis and the principal may be converted into our shares of common stock at $0.55 per share.

Upon 30 days’ notice, we have the right to prepay the 12% Convertible Secured Note. In addition, provided our closing price for a share of common stock exceeds $3.00 per share for 30 consecutive trading days, we have the right to force the holder thereof to convert the principal amount into shares of common stock at the conversion rate.

LEGAL MATTERS

The validity of the issuance of the common stock offered hereby will be passed upon for us by Weintraub Tobin Chediak Coleman Grodin, Law Corporation, San Francisco, California.

EXPERTS

The consolidated financial statements as of December 31, 2015, and 2014 and for each of the two years ended December 31, 2015 incorporated by reference in this prospectus have been so incorporated in reliance on the reports of Kost Forer Gabbay & Kasierer, a Member of Ernst & Young Global, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act, with respect to the securities covered by this prospectus. This prospectus and any prospectus supplement which form a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us and the securities covered by this prospectus, please see the registration statement and the exhibits filed with the registration statement. Any statements made in this prospectus or any prospectus supplement concerning legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. A copy of the registration statement and the exhibits filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the SEC, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read, without charge, and copy the documents we file at the SEC’s public reference room in Washington, D.C. at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at no cost from the SEC’s website at http://www.sec.gov.

INCORPORATION OF DOCUMENTS BY REFERENCE

We have filed a registration statement on Form S-3 with the Securities and Exchange Commission under the Securities Act. This prospectus is part of the registration statement but the registration statement includes and incorporates by reference additional information and exhibits. The Securities and Exchange Commission permits us to “incorporate by reference” the information contained in documents we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Information that we file later with the Securities and Exchange Commission will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. We have filed with the Securities and Exchange Commission, and incorporate by reference in this prospectus:

●	Our Annual Report on Form 10-K for the period ended December 31, 2015;

●	Quarterly Report on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016 filed with the SEC;

●

Current Reports on Form 8-K filed with the SEC on March 14, 2016, September 7, 2016, September 14, 2016, September 22, 2016, October 7, 2016, October 13, 2016, October 27, 2016, November 16, 2016, December 5, 2016, December 29, 2016, January 5, 2017 and January 20, 2017;

●	Our proxy statement dated November 17, 2016 and

●	The description of our common stock contained in Form 8-A.

We also incorporate by reference all additional documents that we file with the Securities and Exchange Commission under the terms of Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act that are made after the initial filing date of the registration statement of which this prospectus is a part until the offering of the particular securities covered by a prospectus supplement or term sheet has been completed. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with Securities and Exchange Commission rules.

We will provide you, without charge upon written or oral request, a copy of any and all of the information that has been incorporated by reference in this prospectus and that has not been delivered with this prospectus. Requests should be directed to Digital Power Corporation., 48430 Lakeview Blvd., Fremont, California, 94538-3158; Tel.: (510) 657-2635; Attention: Amos Kohn, President and Chief Executive Officer.